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                                                                   EXHIBIT 23(A)



                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
Electronic Data Systems Corporation:

We consent to the use of our reports dated January 24, 1996, relating to the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995, and the related consolidated financial statement schedule, which reports appear in the Form 8-K of Electronic Data Systems Corporation dated as of April 23, 1996, incorporated herein by reference.


/s/ KPMG PEAT MARWICK LLP
KPMG PEAT MARWICK LLP


Dallas, Texas
February 20, 1997